Exhibit 23.1

Consent of Independent Registered Public Accountant

The Board of Directors City National Corporation:

We consent to the use of our reports dated February 27, 2007, with respect to the consolidated balance sheets of City National Corporation and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in shareholders’ equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the Form S-8 amendment to Form S-4 registration statement (File No. 333-139215). Our report refers to the adoption of Statement of Financial Accounting Standards (SFAS) No. 158, Employers’ Accounting for Defined Benefit Pensions and Other Postretirement Plans, SFAS No. 123 (revised 2004), Share-Based Payment, and SEC Staff Accounting Bulletin (SAB) No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.

/s/ KPMG LLP Los Angeles, California March 19, 2007

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